Exhibit 99.1

eGain Announces Fiscal 2014 Third Quarter Financial Results

—	Total quarterly revenue of $18.0 million, up 17% year-over-year
—	Quarterly cloud software revenue up 35% year-over-year
—	Nine months total revenue of $51.4 million, up 26% year-over-year
—	Nine months cloud revenue up 47% year-over year
—	eGain reiterates guidance for fiscal 2014 annual cloud revenue growth of between 35% and 40% year-over-year
—	eGain reiterates guidance for fiscal 2014 annual total revenue growth of between 20% and 25% year-over-year

Sunnyvale, Calif. (May 6, 2014) – eGain (NASDAQ: EGAN), a leading provider of cloud customer engagement solutions, today announced results for its fiscal 2014 third quarter ended March 31, 2014.

Ashu Roy, eGain’s CEO, commented, “Our partner activity continues to grow, particularly with Cisco. In the quarter we secured our first seven-figure Cisco SolutionsPlus deal. Also, with Cisco’s recent announcement of eGain Cloud through SolutionsPlus, we look forward to tapping cloud-based demand through this channel.

“From a new business standpoint we saw a number of deals slip into the fourth quarter, several of which have since closed.  To improve forecasting and execution, we have reorganized and strengthened our sales leadership.”

Fiscal 2014 Third Quarter Results:

Revenue: Total revenue for the fiscal third quarter was $18.0 million, an increase of 17% on a year-over-year basis. Subscription and support revenue for the fiscal third quarter was $10.6 million, an increase of 27% on a year-over-year basis. The cloud portion of the subscription and support revenue was $7.0 million, an increase of 35% on a year-over-year basis. License revenue for the fiscal third quarter was $2.5 million, a decrease of 39% on a year-over-year basis. Professional services revenue for the fiscal third quarter was $4.9 million, an increase of 62% on a year-over-year basis.

For the nine months ended March 31, 2014, total revenue was $51.4 million, an increase of 26% from the same period last year. Subscription and support revenue was $30.3 million, an increase of 30% from the same period last year. The cloud portion of the subscription and support revenue was $19.8 million, an increase of 47% from the same period last year. License revenue was $9.4 million, an increase of 14% from the same period last year. Professional services revenue was $11.6 million, an increase of 24% from the same period last year.

Gross Profit: Gross profit for the fiscal third quarter was $12.0 million, compared to $10.9 million for the third quarter of fiscal 2013. Gross margin for the fiscal third quarter was 67%, compared to 70% in the third quarter last year. The subscription and support revenue gross margin for the fiscal third quarter was 79%, compared to 84% in the third quarter last year.

For the nine months ended March 31, 2014, gross profit was $34.0 million, compared to $27.7 million for the same period last year. Gross margin was 66%, compared to 68% for the same period last year. The subscription and support revenue gross margin was 80%, compared to 83% for the same period last year.

Earnings per Share: Net loss for the fiscal third quarter was $1.0 million, or a loss of $0.04 per share on a basic and diluted basis, compared to net income of $1.0 million, or $0.04 per share on a basic and diluted basis, for the third quarter of last year. Net loss for the fiscal third quarter includes stock-based compensation expense of $470,000 and interest and tax expense of $242,000, compared to stock-based compensation expense of $225,000 and interest and tax expense of $137,000 in the third quarter last year.

For the nine months ended March 31, 2014, net loss was $4.2 million, or a loss of $0.17 per share on a basic and diluted basis, compared to net loss of $1.2 million, or $0.05 per share on a basic and diluted basis, for the same period last year. Net loss for the nine months ended March 31, 2014 includes stock-based compensation expense of $1.2 million and interest and tax expense of $519,000, compared to stock-based compensation expense of $810,000 and interest and tax expense of $616,000 for the same period last year.

Cash: Total cash, cash equivalents and restricted cash decreased to $8.8 million as of March 31, 2014, from $17.2 million as of March 31, 2013. Cash used in operations was $2.5 million for the nine months ended March 31, 2014, compared to cash provided by operations of $9.0 million for the same period last year.

Deferred Revenue: Total deferred revenue (which includes both deferred revenue on the balance sheet of $15.8 million and unbilled deferred revenue that remains off balance sheet of $15.7 million, collectively representing contractual commitments that have not been recognized as revenue) was $31.5 million at March 31, 2014, compared to $40.8 million at March 31, 2013.

Fiscal 2014 Guidance: eGain reiterates its fiscal 2014 guidance for annual total revenue growth of between 20% and 25% and annual cloud revenue growth of between 35% and 40%.

Quarterly Conference Call

eGain will discuss its quarterly results today via teleconference at 5:00 p.m. Eastern Daylight Time. To access the live call, please dial (877) 941-1428 (U.S. toll free) or (480) 629-9665 (international), and request the “eGain” call. A live webcast of the call can be accessed from the investors section at www.egain.com. An audio replay of the conference call can be accessed at (800) 406-7325 (U.S. toll-free) or (303) 590-3030 (international). The replay will be available starting two hours after the call and remain in effect for one week. The required pass code is #4680957. An archive of the webcast will also be available on the investors section at www.egain.com.

About eGain

eGain’s customer engagement solutions power digital transformation for leading brands. Our top-rated cloud applications for social, mobile, web, and contact centers help clients deliver connected customer journeys in a multichannel world. To find out more about eGain Corporation visit http://www.egain.com/company/investors/

Headquartered in Sunnyvale, California, eGain has operating presence in North America, EMEA, and APAC. To learn more about us, visit www.eGain.com or call the company’s offices: +1-800-821-4358 (US), +44-(0)-1753-464646 (EMEA), or +91-(0)-20-6608-9200 (APAC).

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Cautionary Note Regarding Forward-Looking Statements. This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other matters, statements about the Company’s market opportunities, statements pertaining to Company’s partnership with Cisco, statements referring to organizational changes, statements about the Company’s expected financial results for the fiscal third quarter ended March 31, 2014 with respect to total revenue, subscription and support revenue, license revenue and statements regarding our fiscal 2014 guidance, including sources of revenue and business mix. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the Company’s results could differ materially from the results expressed or implied by the forward-looking statements we make. The risks and uncertainties referred to above include, but are not limited to;  risks that our hybrid revenue model and lengthy sales cycles may negatively affect our operating results; risks related to our reliance on a relatively small number of customers for a substantial portion of our revenue; our ability to compete successfully and manage growth; our ability to develop and expand strategic and third party distribution channels; risks associated with new product releases; risks related to our international operations; our ability to invest resources to improve our products and continue to innovate; and other risks detailed from time to time in eGain’s filings with the Securities and Exchange Commission, including eGain’s annual report on Form 10-K filed on September 23, 2013, and eGain’s quarterly reports on Form 10-Q, which are available on the Securities and Exchange Commission’s Web site at www.sec.gov. These forward-looking statements are based on current expectations and speak only as of the date hereof. The Company assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain. All other company names and products are trademarks or registered trademarks of their respective companies.

eGain	MKR Group Investor Relations
Charles Messman, VP Finance	Todd Kehrli or Jim Byers
Phone: 408-636-4500	Phone: 323-468-2300
Email: iregain@egain.com	Email: egan@mkr-group.com

eGain Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
Revenue:
Subscription and support	$10,608	$8,346	$30,320	$23,326
License	2,519	4,098	9,422	8,237
Professional services	4,899	3,016	11,631	9,357
Total revenue	18,026	15,460	51,373	40,920
Cost of subscription and support	2,238	1,355	6,160	3,959
Cost of license	28	34	80	125
Cost of professional services	3,716	3,180	11,111	9,095
Total cost of revenue	5,982	4,569	17,351	13,179
Gross profit	12,044	10,891	34,022	27,741
Operating expenses:
Research and development	2,668	2,101	7,164	6,193
Sales and marketing	8,628	6,027	24,640	17,522
General and administrative	1,436	1,852	5,572	4,929
Total operating expenses	12,732	9,980	37,376	28,644
Income (loss) from operations	(688)	911	(3,354)	(903)
Interest expense, net	(17)	(99)	(146)	(376)
Other income (expense), net	(77)	256	(355)	306
Income (loss) before income tax provision	(782)	1,068	(3,855)	(973)
Income tax provision	(225)	(38)	(373)	(240)
Net income (loss)	$(1,007)	$1,030	$(4,228)	$(1,213)
Per share information:
Basic net income (loss) per common share	$(0.04)	$0.04	$(0.17)	$(0.05)
Diluted net income (loss) per common share	$(0.04)	$0.04	$(0.17)	$(0.05)
Weighted average shares used in computing basic net income (loss) per common share	25,418	24,889	25,316	24,690
Weighted average shares used in computing diluted net income (loss) per common share	25,418	26,373	25,316	24,690

eGain Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2014	June 30, 2013
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$7,769	$16,206
Restricted cash	30	29
Accounts receivable, net	9,495	12,307
Deferred commissions	1,111	1,745
Prepaid and other current assets	1,583	2,377
Total current assets	19,988	32,664
Property and equipment, net	4,308	3,544
Deferred commission, net of current portion	336	776
Goodwill	4,880	4,880
Restricted cash, net of current portion	1,000	1,000
Other assets	738	672
Total assets	$31,250	$43,536

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,194	$2,583
Accrued compensation	4,423	4,339
Accrued liabilities	1,300	2,478
Deferred revenue	14,973	15,679
Capital lease obligation	176	—
Bank borrowings	1,417	2,667
Related party notes payable	—	2,897
Total current liabilities	24,483	30,643
Deferred revenue, net of current portion	871	4,057
Capital lease obligation, net of current portion	187	—
Bank borrowings, net of current portion	1,250	2,000
Other long term liabilities	761	848
Total liabilities	27,552	37,548
Stockholders' equity:
Common stock	25	25
Additional paid-in capital	330,321	328,552
Notes receivable from stockholders	(89)	(87)
Accumulated other comprehensive loss	(997)	(1,168)
Accumulated deficit	(325,562)	(321,334)
Total stockholders' equity	3,698	5,988
Total liabilities and stockholders' equity	$31,250	$43,536